UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 14, 2014

Date of report (Date of earliest event reported)

LifeLock, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35671	56-2508977
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 East Rio Salado Parkway

Suite 400

Tempe, Arizona 85281

(Address of Principal Executive Offices) (Zip Code)

(480) 682-5100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2013 Bonus Amounts for Named Executive Officers

In September 2012, the Board of Directors (the “Board”) and stockholders of LifeLock, Inc. (the “Company”) approved a performance bonus plan (the “Performance Bonus Plan”). Under the Performance Bonus Plan, each eligible employee, including the Company’s named executive officers, has a target cash bonus amount (expressed as a percentage of base salary) that becomes payable upon the achievement of certain corporate performance metrics and individual performance.

For fiscal 2013, the Performance Bonus Plan was funded by the achievement of corporate financial performance objectives tied to the Company’s revenue, Adjusted EBITDA, and net member growth for fiscal 2013, with the revenue and Adjusted EBITDA objectives each representing 37.5% of the bonus pool and the net member growth objective representing 25% of the bonus pool. The Board determined the threshold, target, and maximum levels for each of these performance objectives in consultation with management and taking into account the Company’s performance in fiscal 2012. For fiscal 2013, the Company’s target revenue was $356.5 million, the Company’s target Adjusted EBITDA was $38.2 million, and the Company’s target net member growth was 405,000 net new members. The Compensation Committee of the Board (the “Compensation Committee”) approved certain adjustments to the calculation of the performance objectives during the year for certain events, including the acquisition of Lemon, Inc.

On February 14, 2014, the Compensation Committee reviewed the Company’s fiscal 2013 performance with respect to the performance objectives. The Compensation Committee determined that the Company had achieved all of the threshold levels and all of the target levels with respect to the performance objectives. Each performance objective was measured independently of the other objectives.

The Compensation Committee, with recommendations from the Company’s Chairman and Chief Executive Officer with respect to the Company’s named executive officers other than himself, determined the actual bonus payouts to the Company’s named executive officers based on the Compensation Committee’s subjective determinations of each named executive officer’s overall performance and contributions during fiscal 2013. In fiscal 2013, the target bonus for the Company’s Chief Executive Officer was 100% of his base salary, the target bonus for the Company’s President was 50% of her base salary, and the target bonus for the Company’s Chief Financial Officer was 60% of his base salary.

Based on the Company’s performance in fiscal 2013 and the individual contributions of each of the Company’s named executive officers, the Compensation Committee awarded the named executive officers cash bonuses under the Performance Bonus Plan for fiscal 2013 in the amounts shown in the table below.

Name	Position	Bonus Amount
Todd Davis	Chairman and Chief Executive Officer	$860,000
Hilary Schneider	President	$391,000
Chris Power	Chief Financial Officer	$370,000

The foregoing is only a brief description of the material terms of the Performance Bonus Plan, and does not purport to be complete and is qualified in its entirety by reference to the Performance Bonus Plan previously filed with the Securities and Exchange Commission (the “SEC”).

2014 Performance Bonus Plan

In addition, the Compensation Committee approved the corporate financial performance objectives for fiscal 2014 under the Company’s Performance Bonus Plan for the Company’s eligible employees, including the Company’s named executive officers.

For fiscal 2014, the Performance Bonus Plan is funded by the achievement of corporate financial performance objectives tied to the Company’s revenue, Adjusted EBITDA, and net member growth for fiscal 2013, with the revenue and Adjusted EBITDA objectives each representing 37.5% of the bonus pool and the net member growth objective representing 25% of the bonus pool. The Compensation Committee determined the threshold, target, and maximum levels for each of these performance objectives in consultation with management and taking into account the Company’s performance in fiscal 2013. The actual cash bonus payouts under the Performance Bonus Plan for fiscal 2014 will be determined by the Compensation Committee and paid in early 2015.

For fiscal 2014, the target bonus for the Company’s Chief Executive Officer is 100% of his base salary, the target bonus for the Company’s President is 70% of her base salary, and the target bonus for the Company’s Chief Financial Officer is 60% of his base salary.

The foregoing is only a brief description of the material terms of the Performance Bonus Plan, and does not purport to be complete and is qualified in its entirety by reference to the Performance Bonus Plan previously filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFELOCK, INC.

Date: February 21, 2014	By:	/s/ Clarissa Cerda
Clarissa Cerda
Executive Vice President, Chief Legal Officer, and Secretary